[DESCRIPTION] EXHIBIT 12
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                                                                                       EXHIBIT 12
                                                                                       ----------


                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
                 EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                       (Dollars in millions)


                                                                                   For Six Months
                                                                                    Ended June 30
                                                                                  ------------------
                                             1993    1994    1995    1996    1997    1997    1998
                                            -----   -----   -----   -----   -----   -----   -----
Income before income taxes
  and fixed charges:
    Income before extraordinary item and
      cumulative effect of accounting
      changes, interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes.....  $  561  $  943  $1,530  $   65  $  825  $  560  $  126
    Add interest attributable to
      rental and lease expense...........      38      40      41      44      44      22      20
                                            -----   -----   -----   -----   -----   -----   -----
                                           $  599  $  983  $1,571  $  109  $  869  $  582  $  146
                                            =====   =====   =====   =====   =====   =====   =====

Fixed charges:
  Total interest on loans (expensed
    and capitalized).....................  $   55  $   58  $   69  $  108  $  114  $   65  $   43
  Interest attributable to rental
    and lease expense....................      38      40      41      44      44      22      20
                                            -----   -----   -----   -----   -----   -----   -----
Fixed charges............................  $   93  $   98  $  110  $  152  $  158  $   87  $   63
                                            =====   =====   =====   =====   =====   =====   =====

Combined fixed charges and
  preferred stock dividends:
    Fixed charges........................  $   93  $   98  $  110  $  152  $  158  $   87  $   63
    Preferred stock dividends
     (adjusted as appropriate to a
      pretax equivalent basis)...........      29      --      --      --      --      --      --
                                            -----   -----   -----   -----   -----   -----   -----
    Combined fixed charges and
      preferred stock dividends..........  $  122  $   98  $  110  $  152  $  158  $   87  $   63
                                            =====   =====   =====   =====   =====   =====   =====

Ratio of earnings to fixed charges.......     6.4    10.0    14.3       *     5.5     6.7     2.3
                                            =====   =====   =====   =====   =====   =====   =====

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends........................     4.9    10.0    14.3       *     5.5     6.7     2.3
                                            =====   =====   =====   =====   =====   =====   =====


* Not meaningful.  The coverage deficiency was $43 million in 1996.

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